NORTHERN CANADIAN MINERALS INC.

FOR IMMEDIATE RELEASE

September 20, 2005

Contact: Investor Relations

(No. 2005-09-06)

Phone (604) 684-2181

info@varshneycapital.com

Appointment of Marek J. Kreczmer as Director

Vancouver, BC – September 20, 2005 – Northern Canadian Minerals Inc. (TSX.V: NCA) (the “Company”) is pleased to announce that Marek J. Kreczmer has been appointed to the board of directors.

Mr. Kreczmer has obtained a B.Sc. Honours (Mineral Deposits Major) from the University of Ottawa and a Master of Science (specializing in mineral deposits) from the University of Toronto.  He brings to the Company a strong background in geology and business and over 20 years of experience in resource exploration, of which 7 years were spent in uranium exploration in Saskatchewan.  He is a member of the Association of Professional Engineers in Saskatchewan PDAC.

Currently, Mr. Kreczmer is a director of Tan Range Exploration Corporation (TSX: TNX) and serves as the Chairman of its Technical Committee.  He also serves as a director of a number of other TSX Venture Exchange listed companies.

ON BEHALF OF THE BOARD OF DIRECTORS

NORTHERN CANADIAN MINERALS INC.

“Peeyush Varshney”

Peeyush Varshney

President